Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2015 THIRD QUARTER RESULTS

Third Quarter Diluted EPS Up 28% to $0.46 from $0.36

New York, New York, November 9, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2015.

Third Quarter 2015 Compared to Third Quarter 2014:

•	Net sales were $138.9 million, up 3.5% compared to $134.2 million; at comparable foreign currency exchange rates, net sales increased 11.4%;
•	Sales by European based operations rose 6.5% to $110.1 million from $103.4 million; at comparable foreign currency exchange rates, net sales increased 16.8%;
•	U.S. based operations generated net sales of $28.8 million, down 6.5% compared to $30.8 million;
•	Gross margin was 61.8% of net sales compared to 56.1%;
•	S,G&A expense as a percentage of net sales was 41.9% compared to 42.2%;
•	Operating income rose 48% to $27.6 million compared to $18.7 million;
•	Net income attributable to Inter Parfums, Inc. rose 28% to $14.2 million or $0.46 per diluted share, compared to $11.1 million or $0.36 per diluted share.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “Despite the 16% depreciation of the euro versus the dollar from last year’s third quarter coupled with negative market conditions in China, Russia, and Brazil, consolidated net sales improved 3.5% or 11.4% at comparable foreign currency exchange rates. As we reported last month, European based operations achieved a 6.5% increase in third quarter net sales, equating to a 16.8% increase at comparable foreign currency exchange rates, which was slightly offset by the 6.5% decline in third quarter U.S. based sales.”

Discussing European based operations, Mr. Madar noted, “For the first nine months of 2015, net sales in local currency for our two largest brands, Montblanc and Jimmy Choo were up 6% and 51%, respectively, driven by a combination of new product introductions and the staying power of more established scents. Lanvin, the last of our top three brands, had a 1% decline in local currency brand sales, which are particularly sensitive to the state of Russia’s economy. Among our mid-sized brands, we had good performances by Boucheron and Paul Smith fragrances, where local currency sales were up 26% and 18%, respectively, fueled by new product launches. By contrast, last year’s first half launch and rollout of the Karl Lagerfeld fragrance duo made for a challenging comparison as year-to-date sales were down 45% in local currency.”

On the subject of year-to-date U.S. based operations, Mr. Madar pointed out, “The 3.3% increase in net sales reflects 50% and 35% gains by Dunhill and Oscar de la Renta fragrances compared to the first nine months of 2014, offset by declines in other brands, most notably Anna Sui and its nearly 30% drop in brand sales.”

Mr. Madar closed by saying, “The licensing agreements signed over the past twelve months with Abercrombie & Fitch, Hollister and Coach, and our acquisition of the Rochas brand, are all important catalysts for future growth. As we previously announced, we plan to report our initial 2016 sales and earnings guidance next week on November 17th.”

Inter Parfums, Inc. News Release November 9, 2015	Page 2

Discussing factors impacting profitability, Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. stated, “Our consolidated third quarter gross profit margin of 61.8% rose from 56.1% in last year’s third quarter. Due to the strength of the U.S. dollar against the euro and its positive impact on the profitability of our European operations, the gross profit margin for our European operations was 64.8%, up 610 basis points from the third quarter of 2014. As we have reported, nearly 50% of our European operations’ sales are denominated in dollars, while most of our costs are incurred in euro. During the third quarter of 2015, the average dollar/euro exchange rate was 1.11, a 16% strengthening of the dollar as compared to 1.33 in the third quarter of 2014. Gross margin for our U.S. operations was 50.3%, up 290 basis points from the third quarter of 2014, driven by a favorable mix shift towards newer fragrances from our prestige brands such as Oscar de la Renta and Dunhill. Selling, general and administrative expenses as a percentage of net sales were relatively flat compared to the prior year quarter, reflecting increased absorption of fixed costs in our European operations resulting from the higher sales level during the quarter.”

Mr. Greenberg pointed out, “We ended the third quarter with working capital of $353 million, including approximately $215 million in cash, cash equivalents and short-term investments, and $84.6 million of long-term debt relating to the term loan we used to finance the Rochas acquisition.”

2015 Guidance

Mr. Greenberg concluded by saying, “We continue to expect net sales to be in the range of $460 million to $470 million, resulting in net income attributable to Inter Parfums, Inc. of $0.95 to $1.00 per diluted share. Our current guidance factors in negative market conditions in China, Russia and Brazil that have prevailed throughout this year. As always, our guidance assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.13 per share will be paid on January 15, 2016 to shareholders of record on December 31, 2015.

Conference Call

Management will conduct a conference call on Tuesday, November 10, 2015. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums, Inc. News Release November 9, 2015	Page 3

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. We also own the Rochas brand as well as the Lanvin brand name for our class of trade. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release November 9, 2015	Page 4

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net sales	$138,944	$134,206	$350,214	$374,129

Cost of sales	53,118	58,878	136,453	161,455

Gross margin	85,826	75,328	213,761	212,674

Selling, general and administrative expenses	58,188	56,647	156,815	163,720

Income from operations	27,638	18,681	56,946	48,954

Other expenses (income):
Interest expense	1,041	554	1,811	1,402
(Gain) loss on foreign currency	(336)	(1,129)	1,751	(1,057)
Interest income	(857)	(915)	(2,829)	(2,974)

	(152)	(1,490)	733	(2,629)

Income before income taxes	27,790	20,171	56,213	51,583

Income taxes	9,156	6,407	18,754	18,003

Net income	18,634	13,764	37,459	33,580

Less: Net income attributable to the noncontrolling interest	4,414	2,651	8,881	7,465

Net income attributable to Inter Parfums, Inc.	$14,220	$11,113	$28,578	$26,115

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.46	$0.36	$0.92	$0.84
Diluted	$0.46	$0.36	$0.92	$0.84

Weighted average number of shares outstanding:
Basic	31,005	30,941	30,991	30,927
Diluted	31,098	31,054	31,092	31,060

Dividends declared per share	$0.13	$0.12	$0.39	$0.36

Inter Parfums, Inc. News Release November 9, 2015	Page 5

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	September 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$124,529	$90,138
Short-term investments	90,219	190,152
Accounts receivable, net	130,244	90,124
Inventories	106,991	102,326
Receivables, other	3,445	1,542
Other current assets	5,301	4,504
Income tax receivable	51	929
Deferred tax assets	9,212	6,848

Total current assets	469,992	486,563

Equipment and leasehold improvements, net	8,712	9,187

Trademarks, licenses and other intangible assets, net	207,656	98,531

Other assets	8,543	10,225

Total assets	$694,903	$604,506

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$--	$298
Current portion of long-term debt	21,975	--
Accounts payable - trade	39,322	46,646
Accrued expenses	42,530	49,194
Income taxes payable	9,186	3,773
Dividends payable	4,031	3,717

Total current liabilities	117,044	103,628

Long-term debt, less current portion	84,562	--
Deferred tax liability	4,339	2,154

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,005,208 and 30,977,293 shares at September 30, 2015 and December 31, 2014, respectively	31	31
Additional paid-in capital	61,235	60,200
Retained earnings	390,610	374,121
Accumulated other comprehensive (loss)	(39,915)	(15,823)
Treasury stock, at cost, 9,897,995 common shares at September 30, 2015 and December 31, 2014, respectively	(36,464)	(36,464)

Total Inter Parfums, Inc. shareholders’ equity	375,497	382,065

Noncontrolling interest	113,461	116,659

Total equity	488,958	498,724

Total liabilities and equity	$694,903	$604,506